Exhibit 99.1

NEWS
For Immediate Release

Editorial Contact: Joe Horine

614-726-4775

joe.horine@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE ANNOUNCES EXPECTED RESTATEMENT RELATED TO STOCK OPTION

GRANT PRACTICES

Aliso Viejo, Calif., July 5, 2006 — Quest Software, Inc. (NASDAQ:QSFT) today announced developments in its investigation of stock option grant practices and related accounting.

As previously announced, the company’s board of directors has established a special committee of independent directors to review the company’s historical stock option grant practices and related accounting. The special committee is being assisted by independent legal counsel and independent forensic accounting consultants. The special committee has not completed its work or reached final conclusions and is continuing its investigation.

The special committee’s initial review has focused on administrative processes used to establish the option exercise price and obtain required approvals of stock option grants, and the related measurement dates used for financial reporting purposes. Its preliminary conclusion is that the administrative approvals required to establish the accounting measurement dates for many of the company’s stock option grants awarded during the period from the fall of 1999 and into 2002 were actually obtained subsequent to the measurement dates used for financial reporting purposes. As a result, the special committee has determined, based on its preliminary analysis, that non-cash stock-based compensation expense should have been recorded with respect to those stock option grants and recognized over the vesting period of the options, and that the amount of such additional expense is expected to be material.

Accordingly, Quest Software’s management and the audit committee of Quest Software’s board of directors, in consultation with the special committee, have determined, based on their preliminary analysis, that Quest Software will restate its annual and interim financial statements for the periods from 2000 through 2005 and for the quarter ended March 31, 2006. Accordingly, on June 28, 2006,

Quest Software Announces Expected Restatement Related to Stock Option Grant Practices	Page 2

the audit committee of Quest Software’s board of directors, after consultation with management and the special committee, determined that Quest Software’s annual and interim financial statements and any related reports of its independent registered public accounting firm for the periods from 2000 through 2005 and for the quarter ended March 31, 2006 should no longer be relied upon.

Because the special committee’s review is still ongoing, it has not determined the aggregate amount of additional non-cash stock-based compensation expense, nor has it determined the amount of such expense to be recorded in any specific prior period or in any future period. It also has not identified all stock option grants whose accounting measurement dates may have been incorrectly determined. As such, there can be no assurance that Quest Software’s historical financial statements for other prior periods will not be restated, or that additional stock-based compensation expense will not materially affect future periods. Quest Software also expects that expenses arising from the investigation, the restatement and related activities, which will be recorded in the periods incurred, will be significant.

The company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. Additionally, Quest Software is evaluating the impact of this matter on its Management’s Report on Internal Controls Over Financial Reporting set forth in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The audit committee has discussed the above matters with the company’s independent registered public accounting firm.

Any stock-based compensation expenses incurred as a result of the restatement would have the effect of decreasing reported amounts of income from operations, net income, net income per share and retained earnings contained in Quest Software’s historical financial statements for the periods subject to restatement. The company presently believes that the restatement will not affect its revenues, non-stock option related operating expenses or cash balances included in the historical financial statements for the same periods.

Quest Software expects to announce its second quarter revenue results on August 8, 2006, as well as revenue guidance for both the third quarter and the rest of 2006. However, the company will not be in a position to announce any additional or more detailed financial results for the second quarter until the special committee has completed its investigation and the company has filed its restated financial statements.

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While the special committee is making every effort to complete its investigation, and the company will make every effort to file its restated financial statements and its Quarterly Report on Form 10-Q for the period ended June 30, 2006 as soon as practicable after the completion of the special committee’s investigation, no assurance can be given that the investigation will be completed or that all required restated financial statements and reports will be filed timely.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

Forward-Looking Statements

This release includes forward-looking statements concerning Quest Software’s expected restatement of its historical financial statements and the investigation of its historical option practices being conducted by the special committee of independent directors. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, and there can be no assurance concerning the outcome of the financial statement restatements or the special committee’s investigation. Important factors that could cause actual results to differ materially include: the final conclusions of the special committee concerning matters relating to stock option grants and related accounting including, but not limited to, the accuracy of the measurement dates of option grants and the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews. Forward-looking statements in this press release also involve risks discussed in Quest Software’s Annual Report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.